Exhibit 99.1
For Immediate Release
GEORGIA-CAROLINA BANCSHARES ANNOUNCES
THIRD QUARTER RESULTS
Augusta, Georgia, October 28, 2008-
     Georgia-Carolina Bancshares, Inc (OTCBB:GECR), parent company of First Bank of Georgia, reported today that net income increased 7.8% for the three months ended September 30, 2008. Net income totaled $966,000 ($.28 per diluted common share) compared to $896,000 ($.25 per diluted common share) for the three months ended September 30, 2007.
     Net income for the nine months ended September 30, 2008 increased slightly. Net income totaled $2,584,000 ($.74 per diluted common share) compared to $2,562,000 ($.73 per diluted common share) for the nine months ended September 30, 2007.
     Remer Y. Brinson III, President & CEO of the Company, stated, “We are extremely pleased with our results given the current state of the economy and the turmoil in the global credit markets. We believe our financial results reflect our conservative management style and the stability of the Augusta economy.”
     “The national media has recently been commenting that banks aren’t making loans, but that’s definitely not true, at least as it relates to First Bank. Naturally, we have experienced some decline in loan demand; however, total bank loans have grown moderately year to date. Deposit growth remains strong, particularly core deposits,” Brinson continued.
     “A key topic being discussed in the national media is exposure to sub-prime lending. First Bank of Georgia did not participate in sub-prime lending, either through the loan origination process or in purchasing sub-prime loans. Therefore, we do not have any sub-prime mortgage assets in our portfolio,” Brinson reported.
     “Another important subject that concerns our customers is FDIC insurance. In order to address this issue, First Bank of Georgia held a public seminar on October 2, 2008 to outline exactly how FDIC insurance works, how customers can structure their deposit accounts to maximize their insurance coverage, and alternatives to use if their deposits exceed FDIC coverage. We believe this type of personal and professional service separates us from the competition. In this day of “self service” banking, it is important to have an informed, professional banker who can address an individual customer’s unique needs,” Brinson continued.
     Georgia-Carolina Bancshares, Inc. is a bank holding company with $451 million in assets as of September 30, 2008. The Company owns First Bank of Georgia, which conducts banking operations through offices in Augusta, Columbia County, and Thomson, Georgia and mortgage originations through its offices in Augusta and Savannah, Georgia and Jacksonville, Florida.
     Georgia-Carolina Bancshares’ common stock is quoted on the OTC Bulletin Board under the symbol GECR.

     This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which can generally be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans” or similar expressions to identify forward-looking statements, and are made on the basis of management’s plans and current analyses of the Company, its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic and market conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes, and other risks and uncertainties described in the Company’s periodic filings with the Securities and Exchange Commission.
     Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by the Company or any person that the future events, plans, or expectations contemplated by the Company will be achieved. The Company undertakes no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
     For additional information, please contact Mr. Remer Y. Brinson III, President & CEO at (706) 731-6600.